SOFTWARE LICENSE AND SERVICES AGREEMENT

THIS SOFTWARE LICENSE AND SERVICES AGREEMENT (this "Agreement") is made and entered into this 8th day of June, 2007 (the "Effective Date") by and between TRANSPARENSEE SYSTEMS, INC., a Delaware corporation having its principal place of business at 225 East 6th Street, #5H, New York, New York 10003 ("Licensor"), and DIGITALFX INTERNATIONAL, INC., a Florida corporation having its principal place of business at 3035 East Patrick Lane, Suite #9, Las Vegas, Nevada 89120 ("Licensee").

RECITALS

A. Licensor is the owner of, or has acquired rights to, the Software and Documentation (as defined below).

B. Licensor desires to grant to Licensee and Licensee desires to obtain from Licensor a nonexclusive license to use the Software and Documentation solely in accordance with the terms and on the conditions set forth in this Agreement.

C. Licensor desires to provide to Licensee the Services (as defined below), and Licensee desires to obtain from Licensor such Services.

D. Licensee desires to resell the technology products offered by Licensor to end users under a private label, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 "Documentation" shall mean all manuals, user documentation, and other related materials pertaining to the Software which are furnished to Licensee by Licensor in connection with the Software.

1.2 "Integration Services" shall mean the technical services required to integrate the Software with the Licensee’s proprietary software to enable Licensee to run the Software on Licensee’s primary systems of designated equipment, to showcase the Software on Licensee’s web site, and to resell products developed from the Software as provided herein.

1.3 "Software" shall mean the computer programs in machine readable object code form listed in Exhibit A attached hereto and any subsequent error corrections or updates supplied to Licensee by Licensor pursuant to this Agreement. Exhibit "A" may be amended from time to time by the parties in writing.

2. GRANT OF RIGHTS; PURCHASE OF SERVICES.

2.1 The License granted for Software under this Agreement authorizes Licensee on a nonexclusive basis to use the Software for the license term set forth on Exhibit A. In addition, Licensor hereby grants to Licensee the right to resell the products derived from the Software pursuant to the terms and conditions set forth in the Reseller Agreement between the Parties hereto attached to this Agreement as Exhibit B (the "Reseller Agreement").

2.2 Licensee shall purchase from Licensor, and Licensor shall sell to Licensee, the Integration Services as set forth on Exhibit A. Licensee will pay Licensor the fee for the Integration Services set forth on Exhibit A.

3. DELIVERY OF SOFTWARE AND DOCUMENTATION.

Licensor shall deliver to Licensee a master copy of the Software licensed hereunder in object code form, suitable for reproduction, in electronic files only. Licensor shall also deliver copies of Documentation in electronic files.

4. MODIFICATIONS.

4.1 Error Corrections and Updates. Licensor will provide Licensee, at no cost to Licensee, with error corrections, bug fixes, patches or other updates to the Software licensed hereunder in object code form to the extent available in accordance with Licensee's release schedule for a period of one (1) year from the date of shipment.

4.2 Other Modifications. Licensee may, from time to time, request that Licensor incorporate certain features, enhancements or modifications into the Software, on terms to be mutually agreed.

4.3 Title to Modifications. All such error corrections, bug fixes, patches, updates or other modifications shall be the sole property of Licensor.

5. COPIES.

5.1 Printed Matter. Except as specifically set forth herein, no Software or Documentation which is provided by Licensee pursuant to this Agreement in human readable form, such as written or printed documents, shall be copied in whole or in part by Licensee without Licensor's prior written agreement. Additional copies of printed materials may be obtained from Licensor at the charges then in effect.

5.2 Machine Readable Matter. Except as specifically set forth herein or in the Reseller Agreement, any Software provided in machine readable form may not be copied by Licensee in whole or in part, except for Licensee's backup or archive purposes. Licensee agrees to maintain appropriate records of the number and location of all copies of the Software and make such records available upon Licensor's request. Licensee further agrees to reproduce all copyright and other proprietary notices on all copies of the Software in the same form and manner that such copyright and other proprietary notices are originally included on the Software.

6. LICENSE FEES.

In consideration of the license rights granted in Article 2 above, Licensee shall pay the License Fees or other consideration for the Software and Documentation as set forth on Exhibit A attached hereto.

7. PROTECTION OF SOFTWARE.

7.1 Proprietary Notices. Licensee agrees to respect and not to remove, obliterate, or cancel from view any copyright, trademark, confidentiality or other proprietary notice, mark, or legend appearing on any of the Software or output generated by the Software, and to reproduce and include same on each copy of the Software.

7.2 No Reverse Engineering. Licensee agrees not to modify, reverse engineer, disassemble, or decompile the Software, or any portion thereof.

7.3 Ownership. Licensee further acknowledges that all copies of the Software in any form provided by Licensor or made by Licensor are the sole property of Licensor and/or its suppliers. Licensee shall not have any right, title, or interest to any such Software or copies thereof except as provided in this Agreement, and further shall secure and protect all Software and Documentation consistent with maintenance of Licensor’s proprietary rights therein.

8. CONFIDENTIALITY.

8.1 Acknowledgement. Licensee hereby acknowledges and agrees that the Software and Documentation constitute and contain valuable proprietary products and trade secrets of Licensor and/or its suppliers, embodying substantial creative efforts and confidential information, ideas, and expressions. Accordingly, Licensee agrees to treat (and take precautions to ensure that its employees treat) the Software and Documentation as confidential in accordance with the confidentiality requirements and conditions set forth below.

8.2 Maintenance of Confidential Information. Each party agrees to keep confidential all confidential information disclosed to it by the other party in accordance herewith (the other party’s "Confidential Information"), and to protect the confidentiality thereof in the same manner it protects the confidentiality of similar information and data of its own (at all times exercising at least a reasonable degree of care in the protection of the Confidential Information); provided, however, that neither party shall have any such obligation with respect to use or disclosure to others not parties to this Agreement of such Confidential Information as can be established to: (a) have been known publicly; (b) have been known generally in the industry before communication by the disclosing party to the recipient; (c) have become know publicly, without fault on the part of the recipient, subsequent to disclosure by the disclosing party; (d) have been known otherwise by the recipient before communication by the disclosing party; or (e) have been received by the recipient without any obligation of confidentiality from a source (other than the disclosing party) lawfully having possession of such information.

8.3 Injunctive Relief. Each party hereto acknowledges that the unauthorized use, transfer or disclosure of the other party’s Confidential Information will (i) substantially diminish the value to the disclosing party of the trade secrets and other proprietary interests that are or relate to the subject of this Agreement; (ii) render the disclosing party's remedy at law for such unauthorized use, disclosure or transfer inadequate; and (iii) cause irreparable injury in a short period of time. If either party hereto breaches any of its obligations with respect to the use or confidentiality of the other party’s Confidential Information, the disclosing party shall be entitled to equitable relief to protect its interests therein, including, but not limited to, preliminary and permanent injunctive relief.

8.4 Survival. Each party's obligations under this Article 8 will survive the termination of this Agreement or of any license granted under this Agreement for whatever reason.

9. WARRANTIES; SUPERIOR RIGHTS.

9.1 Ownership. Licensor represents that it is the owner of the entire right, title, and interest in and to Software, and that it has the sole right to grant licenses thereunder, and that it has not granted licenses thereto to any other entity that would restrict rights granted hereunder except as expressly stated herein.

9.2 Limited Warranty. Licensor represents and warrants to Licensee that the Software will perform substantially as described in Licensor's then current Documentation for such Software for the length of the Term.

9.3 Limitations. Notwithstanding the warranty provisions set forth in Section 9.2 above, all of Licensor's obligations with respect to such warranties shall be contingent on Licensee's use of the Software in accordance with this Agreement and in accordance with Licensor's instructions as provided by Licensor in the Documentation, as such instructions may be amended, supplemented, or modified by Licensor from time to time. Licensor shall have no warranty obligations with respect to any failures of the Software which are the result of accident, abuse, misapplication, extreme power surge or extreme electromagnetic field.

9.4 Licensee's Sole Remedy. Licensor's entire liability and Licensee's exclusive remedy shall be, at Licensee's option, either (a) repair or replacement of the Software upon its return to Licensor, or (b) damages following return of the Software in the amount of $75,000, prorated over the Initial Term of this Agreement (e.g. if the breach of warranty occurs on the System Activation Date, the amount of the damages would be $75,000; if such breach occurred on the first anniversary of the System Activation Date the damages would be $37,500, and if such breach occurred on the last day of the Initial Term the damages would be $0); provided Licensor receives written notice from Licensee during the warranty period of a breach of warranty. Any replacement Software will be warranted for the remainder of the Term.

9.5 Disclaimer of Warranties. LICENSOR DOES NOT REPRESENT OR WARRANT THAT ALL ERRORS IN THE SOFTWARE AND DOCUMENTATION WILL BE CORRECTED. THE WARRANTIES STATED IN SECTION 9.2 ABOVE ARE THE SOLE AND THE EXCLUSIVE WARRANTIES OFFERED BY LICENSOR. THERE ARE NO OTHER WARRANTIES RESPECTING THE SOFTWARE AND DOCUMENTATION OR SERVICES PROVIDED HEREUNDER, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF LICENSOR HAS BEEN INFORMED OF SUCH PURPOSE. NO AGENT OF LICENSOR IS AUTHORIZED TO ALTER OR EXCEED THE WARRANTY OBLIGATIONS OF LICENSOR AS SET FORTH HEREIN.

9.6 Limitation of Liability. LICENSEE ACKNOWLEDGES AND AGREES THAT THE CONSIDERATION WHICH LICENSOR IS CHARGING HEREUNDER DOES NOT INCLUDE ANY CONSIDERATION FOR ASSUMPTION BY LICENSOR OF THE RISK OF LICENSEE'S CONSEQUENTIAL OR INCIDENTAL DAMAGES WHICH MAY ARISE IN CONNECTION WITH LICENSEE'S USE OF THE SOFTWARE AND DOCUMENTATION. ACCORDINGLY, LICENSEE AGREES THAT LICENSOR SHALL NOT BE RESPONSIBLE TO LICENSEE FOR ANY LOSS-OF-PROFIT, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE LICENSING OR USE OF THE SOFTWARE OR DOCUMENTATION. Any provision herein to the contrary notwithstanding, the maximum liability of Licensor to any person, firm or corporation whatsoever arising out of or in connection with any license, use or other employment of any Software delivered to Licensee hereunder, whether such liability arises from any claim based on breach or repudiation of contract, warranty, tort or otherwise, shall in no case exceed the actual price paid to Licensor by Licensee for the Software whose license, use, or other employment gives rise to the liability. The essential purpose of this provision is to limit the potential liability of Licensor arising out of this Agreement. The parties acknowledge that the limitations set forth in this Article 9 are damages in the amount of $75,000, prorated over the Initial Term of this Agreement, and that, were Licensor to assume any further liability other than as set forth herein, such consideration would of necessity be set substantially higher.

10. INDEMNIFICATION

10.1 Licensor shall indemnify, hold harmless and defend Licensee against any action brought against Licensee to the extent that such action is based on a claim that the unmodified Software, when used in accordance with this Agreement, infringes a United States copyright or patent, and Licensor shall pay all costs (including attorneys’ fees), and any damages finally awarded or settlements approved by Licensor; provided, that Licensee promptly notifies Licensor in writing of any claim, gives Licensor sole control of the defense and settlement thereof and provides all reasonable assistance in connection therewith. If any Software is finally adjudged to so infringe, or in Licensor's opinion is likely to become the subject of such a claim, Licensor shall, at its option, either: (i) procure for Licensee the right to continue using the Software (ii) modify or replace the Software to make it noninfringing, or (iii) permit the Licensee to return the Software and receive damages in the amount of $75,000, prorated over the Initial Term of this Agreement (e.g. if the Software is returned pursuant to this Section 10.1 on the System Activation Date, the amount of the damages would be $75,000; if the Software was returned on the first anniversary of the System Activation Date the damages would be $37,500, and if the Software was returned on the last day of the Initial Term the damages would be $0). Licensor shall have no liability regarding any claim arising out of: (w) use of other than a current, unaltered release of the Software unless the infringing portion is also in the then current, unaltered release, (x) use of the Software in combination with non-Licensor software, data or equipment if the infringement was caused by such use or combination, (y) any modification or derivation of the Software not specifically authorized in writing by Licensor or (z) use of third party software. THE FOREGOING STATES THE ENTIRE LIABILITY OF LICENSOR AND THE EXCLUSIVE REMEDY FOR LICENSEE RELATING TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY COPYRIGHT OR OTHER PROPRIETARY RIGHT BY THE SOFTWARE.

10.2 Except for the foregoing infringement claims, Licensee shall indemnify and hold harmless Licensor and its officers, agents and employees from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of Licensee's modification or enhancement of the Software or otherwise caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its sublicensees, if any, its subsidiaries or their officers, employees, agents or representatives.

11. RESELLER AGREEMENT. The parties agree that they shall enter into a Reseller Agreement pursuant to which Licensee shall resell products of Licensor, on the terms set forth in the Reseller Agreement, a copy of which is attached hereto as Exhibit B.

12. DEFAULT AND TERMINATION.

12.1 Events of Default. This Agreement may be terminated by the nondefaulting party if any of the following events of default occur: (1) if a party materially fails to perform or comply with this Agreement or any provision hereof; (2) if either party fails to strictly comply with the provisions of Section 9 (Confidentiality) or makes an assignment in violation of Section 14 (Nonassignability); (3) if a party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (4) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by a party; or (5) if such a petition is filed by any third party, or an application for a receiver is made by anyone and such petition or application is not resolved favorably within ninety (90) days.

12.2 Effective Date of Termination. Termination due to a material breach of Articles 2 (Grant of Rights), 5 (Copies), 7 (Protection of Software), or 8 (Confidentiality) shall be effective on notice. In all other cases, termination shall be effective thirty (30) days after notice of termination to the defaulting party if the defaults have not been cured within such thirty (30) day period.

12.3 Obligations on Expiration of Termination. Within ten (10) days after termination of this Agreement, Licensee shall cease and desist all use of the Software and Documentation and shall return to Licensor all full or partial copies of the Software and Documentation in Licensee's possession or under its control.

13. NOTICES. All notices, authorizations, and requests in connection with this Agreement shall be deemed given (i) five days after being deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) one day after being sent by overnight courier, charges prepaid, with a confirming fax; and addressed as first set forth above or to such other address as the party to receive the notice or request so designates by written notice to the other.

14. NONASSIGNABILITY. Neither party hereto shall assign this Agreement or its rights hereunder without the prior written consent of the other party; except that a party may assign this Agreement to any parent company or subsidiary, any affiliate under common control with the party, any successor to the assets of the party as a result of a merger, or any purchaser of all or substantially all of the assets or equity of the party.

15. GOVERNING LAW; JURISDICTION AND VENUE. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

16. SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

17. MISCELLANEOUS. This Agreement and its exhibits contain the entire understanding and agreement between the parties respecting the subject matter hereof. This Agreement may not be supplemented, modified, amended, released or discharged except by an instrument in writing signed by each party's duly authorized representative. All captions and headings in this Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. Any waiver by either party of any default or breach hereunder shall not constitute a waiver of any provision of this Agreement or of any subsequent default or breach of the same or a different kind.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.

Transparensee Systems, Inc.

By:     /s/ Steven D. Lavine
Name: Steven D. Lavine
Title: Chief Executive Officer

DigitalFX International, Inc.

By:     /s/ Craig Ellins
Name: Craig Ellins
Title: Chairman, CEO & President

EXHIBIT A

SOFTWARE AND CONSIDERATION

Description of Software

A search engine that indexes information held in a database and allows users to: (1) increase the speed of database queries; (2) query data more flexibly than can be done with an SQL query; and (3) perform "closest to" and "most similar to" queries on structured data.

Description of the Integration Services

Licensor shall provide the appropriately qualified personnel to perform the Front-End and Back-End technical services required to integrate the Software with Licensee’s proprietary software to enable Licensee to run the Software on Licensee’s primary systems of designated equipment, to showcase the Software on Licensee’s web site, and to resell products developed from the Software as provided herein. The Integration Services will be complete on the date (the "System Activation Date") on which Licensee’s system is activated with the Software running on it as warranted in this Agreement.

All reasonable travel expenses incurred by Licensor personnel in connection with the performance of the Integration Services shall be paid by Licensee.

License Fee and Fees for Integration Services

The license fee for the Initial Term (as hereinafter defined) and the fee for Integration Services, including (i) Back-End Integration, and (ii) Front End Integration up to a maximum of $*****, shall be $*****. The license fee for the Renewal Term, if any, shall be $***** per year. For purposes of calculating the cost of Front-End Integration, the cost per day, per person, shall be $*****. Any fees for Front-End Integration in excess of $***** shall be paid by Licensee.

License Term

This Agreement shall become effective and the Parties’ obligations shall commence upon the Effective Date, and continue for a period of two (2) years from the System Activation Date unless sooner terminated as provided in this Agreement (the "Initial Term"). This Agreement will be automatically renewed for an additional two (2) year term (the "Renewal Term") after the expiration of the Initial Term unless Licensee shall give Licensor written notice of its intent to cancel at least thirty (30) days prior to the expiration of the Initial Term. The Initial Term and the Renewal Term, if any, shall be referred to hereunder, collectively, as the "Term" of this Agreement.